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                                                                Exhibit 5


                                        May 13, 1996

Barrister Information Systems Corporation
465 Main Street, Suite 700
Buffalo, NY  14203-1788

Gentlemen:

        In my capacity as counsel for Barrister Information Systems Corporation, a New York corporation ("Barrister"), I have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form being filed by Barrister with Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on May 13, 1996, relating to up to 1,750,000 Warrants, 1,750,000 shares of its Common Stock, par value $.24 per share, (the "Common Stock") issuable upon exercise of the Warrants and 2,000,000 shares of its Common Stock, par value $.24 per share. The Warrants and Common Stock are collectively referred to as the "Offered Securities".

        In rendering this opinion, I have examined copies of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws of the Company, each as amended to the date hereof, the Registration Statement, and orginals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as I have deemed necessary to form the basis of the opinion hereinafter expressed. In my examination of such materials, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to me. As to various questions of fact material to such opinion, I have relied, to the extent I deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

        I express no opinion except as to the laws of the State of New York.

        Upon the basis of the foregoing, I am of the opinion that:

        (i) The Warrants have been duly authorized by the Company and constitute legally valid and binding obligations of the Company. The 2,000,000 shares of Common Stock have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

        (ii) The 1,750,000 shares of Common Stock issuable upon exercise of the Warrants have been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.
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        The offered Securities are to be issued, separately or together, and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and any amendments or supplements thereto.

        I hereby consent to be named in the Registration Statement and in the Prospectus under the caption "Legal Matters" which forms part of the Registration Statement. In givng such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,



                                Mark C. Donadio
                                Secretary and General Counsel

MCD:ran/458